Alamo Group Inc.
Historical Segment Information

The following includes a summary of the unaudited financial information by reporting segment by quarter for 2021.

	2021
(in thousands)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Net Sales
Vegetation Management	$183,884	$214,665	$209,796	$204,331
Industrial Equipment	127,305	132,885	128,515	132,842
Consolidated	$311,189	$347,550	$338,311	$337,173

Income from Operations
Vegetation Management	$16,750	$22,664	$21,375	$18,128
Industrial Equipment	8,688	10,926	8,668	9,739
Consolidated	$25,438	$33,590	$30,043	$27,867

Goodwill
Vegetation Management	$124,204	$124,901	$123,973	$132,963
Industrial Equipment	69,821	70,035	69,599	69,443
Consolidated	$194,025	$194,936	$193,572	$202,406

Total Identifiable Assets
Vegetation Management	$788,835	$799,421	$795,655	$789,838
Industrial Equipment	429,848	421,936	422,123	415,904
Consolidated	$1,218,683	$1,221,357	$1,217,778	$1,205,742